Previous Registration Numbers - 2-54048, 2-74337, 2-93584, 33-512, 33-9106,
33-17483, 33-24413, 33-26895, 33-31343, 33-33135, 33-37084, 33-39137,
33-43600, 33-45344, 33-56026, 33-5779

PROSPECTUS                                            PURSUANT TO RULE 424(b)(3)

                                1,061,332 SHARES

                         FIRST MISSISSIPPI CORPORATION
                                  Common Stock
                          (Par Value $1.00 Per Share)


                 The shares of First Mississippi Corporation Common Stock covered by this Prospectus may be offered by certain stockholders for sale from time to time on any securities exchange on which the shares are listed, in the over-the-counter market or otherwise at market prices and terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own account. The address of the principal executive office of First Mississippi Corporation (the "Company") is 700 North Street, Post Office Box 1249, Jackson, Mississippi 39215-1249, and its telephone number is (601) 948-7550. The Company's Common Stock, par value $1.00 per share (the "Common Stock"), is listed on the New York Stock Exchange, the Philadelphia Stock Exchange, the Midwest Stock Exchange, and the Pacific Stock Exchange. On October 16, 1995, the closing price on the New York Stock Exchange for the Common Stock was $39.875 per share.

              The 1,061,332 shares of Common Stock offered hereby (the "Shares"), may be offered for sale in the manner described above on behalf of the Selling Stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. The expenses of preparing this Prospectus are being paid by the Company, but brokerage fees and other expenses of sales hereunder will be borne by the Selling Stockholders.

              Persons who sell or distribute securities covered by this Prospectus may be deemed underwriters within the meaning of the Securities Act of 1933.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                The date of this Prospectus is October 17, 1995.

                              TABLE OF CONTENTS

                                                                Page
                                                                ----
Available Information                                            2
The Offering                                                     2
Selling Stockholders                                             3
Incorporation of Certain Documents by Reference                  5
Legal Opinion                                                    5
Experts                                                          5
Indemnification of Officers and Directors                        5


                             AVAILABLE INFORMATION

                The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and, upon request, may be available at the Commission's regional offices at 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates.

                All shares of Common Stock offered hereby have been or will be listed on the New York Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company may be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103; the Midwest Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

                Certain documents filed with the Commission are incorporated by reference in this Prospectus. The Company hereby undertakes to provide without charge to each person who receives this Prospectus, upon request of such person, a copy of any or all of the documents that have been incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated herein by reference) and a copy of the Company's most recent Annual Report to Stockholders. Requests for copies of such documents should be submitted or conveyed to James L. McArthur, Investor Relations Department, First Mississippi Corporation, 700 North Street, Post Office Box 1249, Jackson, Mississippi 39215-1249 (Telephone (601) 948-7550).


                                  THE OFFERING

                The 1,061,332 Shares covered by this Prospectus are Shares of Common Stock acquired by the Selling Stockholders upon exercise of stock options granted pursuant to the Company's 1969 Qualified Stock Option Plan or its 1973 Stock Option Plan and Shares of Common Stock acquired or to be acquired by the Selling Stockholders upon exercise of stock options or conversion of debentures and the resulting convertible preferred stock, vesting of restricted stock awards and settlement of stock appreciation rights and performance units granted or otherwise acquired under the Company's 1980 Long-Term Incentive Plan or 1988 Long-Term Incentive Plan. This Prospectus is intended for use in connection with any resales of the Shares by the Selling Stockholders, who may be deemed to be "affiliates" of the Company, as such term is defined in rules of the Securities and Exchange Commission, but, as described below, use of this Prospectus is not the exclusive way such Shares may be resold by the Selling Shareholders. This Prospectus is being used in connection with Registration Statements relating to the acquisition by the Selling Stockholders of certain of the Shares under the 1980 Long-Term Incentive Plan and the 1988 Long-Term Incentive Plan and certain of the Shares under the 1969 Stock Option Plan and the 1973 Stock Option Plan.

                The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders on any securities exchange on which the Shares are listed, in the over-the-counter market or otherwise, at market prices and terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own account. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                The Selling Stockholder also may pledge the shares registered hereunder to a broker, dealer or other entity, and upon a default the broker, dealer or other entity may effect sales of the pledged shares pursuant to Rule 144.

                Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers, dealers and any others participating in the resales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales, any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

                All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares by the Selling Stockholders will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.


                              SELLING STOCKHOLDERS

                The following table sets forth certain information with respect to the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by each on October 12, 1995 and the number of Shares which were acquired upon exercise of options under the 1969 Qualified Stock Option Plan and the 1973 Stock Option Plan and which were acquired or may be acquired upon the exercise of options or the settlement of other awards under the 1980 Long-Term Incentive Plan and the 1988 Long-Term Incentive Plan and which may be offered hereunder. Certain Shares included in the total number of Shares which may be offered hereunder may be acquired upon the exercise of stock options, or the conversion of debentures that the Selling Stockholders own or have options to acquire.

                                                                                             Shares and Percentage
                                                                                             of Common Stock
                                                                       Maximum Shares        Beneficially Owned
                                                                       of Common Stock       After Completion of
                      Positions and                                    Which May Be          Sale If All Shares
                      Material Relationships    Shares of              Offered for Sale      Which May Be Sold
                      with the Company          Common Stock Bene-     Pursuant to           Pursuant to this
Name                  for Last 3 Years (1)      ficially Owned (2)     this Prospectus(3)    Prospectus are Sold
----                  ------------------------  -------------------    ------------------    ---------------------
Daniel P. Anderson    Vice President, Health,               4,763                12,100                2,263*
                      Safety & Environmental
                      Affairs

Robert B. Barker      President of wholly owned             9,906                 9,200                  706*
                      subsidiary

J. Steve Chustz       General Counsel                      11,269                14,100                1,269*

James W. Crook        Director; Member of                 120,787                50,000               70,787*
                      Committee on Director Affairs

Roger L. Dillon       Assistant to Chairman of the          8,729                10,900                  729*
                      Board  of the Company

Charles R. Gibson     President of  wholly owned           13,446                14,428                7,718*
                      subsidiary

Samir A. Hakooz       President of  wholly owned            4,868                 7,000                1,868*
                      subsidiary

James L. McArthur     Secretary and Investor,               3,014                 3,200                  964*
                      Investor Relations

Terry L. Moore        President of  wholly owned            9,929                 6,300                6,929*
                      subsidiary

George M. Simmons     President of  wholly owned           10, 241               10,000                  241*
                      subsidiary

R. Michael Summerford Vice President and                   70,544                80,200                  544*
                      Chief Financial Officer

Thomas G. Tepas       President and Chief                       -                15,200                    -*
                      Operating Officer

O. Edward Wall        Vice President                       11,862                13,950                4,612*

J. Kelley Williams    Chairman and Chief                1,036,811               814,754              222,057 (1.07%)
                      Executive Officer

--------------------
(1) Certain Selling Stockholders also serve as an officer and/or director of various subsidiaries of the Company.
(2) Numbers are as of October 13, 1995.
(3) Maximum shares offered may exceed shares beneficially owned due to recently granted stock options eligible for exercise after February 22, 1996, but not considered beneficially owned by definition at the date of this Prospectus.
 *  Less than 1%.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The following documents filed with the Commission by the Company are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995; (2) Company's Current Report on Form 8-K, dated as of November 14, 1991, describing amendments to the Plan and Form 8-K, dated September 24, 1995, regarding a segment spin-off; and
(3) the description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A filed on November 19, 1974, as amended by Item 4 of the Company's Current Report on Form 8-K for the month of November 1975, Part II, Item 4 of its Quarterly Report on Form 10-Q for the quarter ended September 30, 1981, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 5 of the Company's Current Report on Form 8-K, dated as of February 28, 1989, Item 5 of the Company's Current Report on Form 8-K, dated as of November 14, 1991 and by any other reports filed to update the Company's Form 8-A, including Quarterly Reports on Form 10-Q describing various series of the Company's Preferred Stock authorized for issuance under the Company's 1980 and 1988 Long-Term Incentive Plans, all of which series are described in Item 4 of the Company's Registration Statement on Form S-8 which relates to such Plans and was filed December 21, 1992. All documents filed hereafter by the Company pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.


                                 LEGAL OPINION

                Legal matters in connection with the securities covered by this Prospectus were passed upon by Alfred L. Price, who, at the time of his review, served as General Counsel and Secretary of the Company and as General Counsel, Secretary and director of various subsidiaries of the Company. At the time of his review, Mr. Price beneficially owned shares of the Company's Common Stock and the Company's majority-owned subsidiary, FirstMiss Gold Inc. Mr. Price has never owned more than 1% of the outstanding shares of either Company.


                                    EXPERTS

                The consolidated financial statements and financial statement schedule of the Company and subsidiaries as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995, which are incorporated herein by reference, have been incorporated herein in reliance upon the reports, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP on the consolidated financial statements refers to a change in the method of accounting for income taxes. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiaries issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

                As permitted by Mississippi law, the stockholders of the Company at the Annual Meeting on November 7, 1985, adopted a resolution providing for indemnification of officers, directors and employees. The 1985 resolution, which replaced a similar resolution adopted in 1970, generally clarifies and broadens the circumstances under which indemnity is provided by the Company, and extends indemnification beyond directors and officers to employees. It specifies standards of conduct required to be met to qualify for indemnity and establishes procedures for determining whether these standards are met. These standards require that the person to be indemnified either: (a) be wholly successful, on the merits or otherwise, in any action or proceeding against such person or (b) otherwise establish that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in the case of any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Whether these standards are met will be determined by those directors or shareholders not involved in the matter at issue or by special legal counsel selected by the directors. In the case of any action or suit by or in the right of the Company, any person finally adjudged liable for gross negligence or willful misconduct in performing duties for the Company will not be entitled to indemnification unless a court determines that indemnification is proper under the circumstances. Advancement of expenses will be allowed upon receipt of an undertaking to repay should it ultimately be determined that an individual is not entitled to indemnity.

                The Company maintains officers and directors liability insurance against certain claims arising out of such persons' services to the Company. The Company has entered into Indemnification Agreements with certain of its officers and directors. These Indemnification Agreements provide for indemnification of such officers or directors in the circumstances and subject to the conditions set forth in the Company's 1985 resolution. The effect of the Indemnification Agreements is to add to the indemnification rights granted by the 1985 resolution as currently in effect a contractual right to such indemnification which right cannot be terminated or altered by amendment of the 1985 resolution.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the above-described provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.





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